EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-7012, No. 333-59714, No. 333-120882, No. 333-120883, No. 333-142092, No. 333-167317, No. 333-180904, No. 333-199560, No. 333-212705, No. 333-217483, and No. 333-238319) on Form S-8 of T. Rowe Price Group, Inc. of our reports dated February 15, 2023, with respect to the consolidated financial statements of T. Rowe Price Group, Inc., and the effectiveness of internal control over financial reporting, which reports appear in the Form 10-K of T. Rowe Price Group, Inc. dated December 31, 2022.

/s/ KPMG LLP

Baltimore, Maryland

February 15, 2023